Exhibit 99.1

eMagin Corporation Announces Second Quarter 2018 Financial Results

- 34% Increase in Quarterly Revenue Over 2017; Improvement in Product and Contract Gross Margins -

HOPEWELL JUNCTION, N.Y. – August 9, 2018 – eMagin Corporation, or the “Company”, (NYSE American: EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results and corporate highlights for the second quarter ended June 30, 2018.

“Our revenues of $7.1 million for the quarter, an increase of 34% over the prior year quarter, underscore the resurgence we have seen in our military and commercial businesses, both in the U.S. and abroad. Demand for our OLED microdisplays globally remains strong as demonstrated by the growth in orders as well as the requested acceleration of existing orders among many of our customers,” said Andrew Sculley, President and Chief Executive Officer. “During the quarter, we sold to 75 customers, including three new customers, and supplied displays for 53 new customer applications. We are supporting many programs that the U.S. military considers to be of high importance, including applications for night vision, thermal weapon sights, see-through HMD systems for mounted and dismounted missions as well as aviation helmet upgrades and prototypes for next generation helmet systems.”

“From a production perspective, our efforts led to higher yields which in turn contributed to a higher gross profit margin. In addition to the investments we have made in engineering resources, equipment and manufacturing processes, we received government funding in the second quarter for OLED display production and yield improvement,” continued Mr. Sculley.  “As a result of these efforts, we are experiencing better delivery times and improving product quality, validated by the favorable reports we received from multiple customers who have conducted quality and service audits.”

“On the commercial front, as we continue our discussions with consumer OEM’s about potential licensing agreements, we are moving forward on the design and development work for next generation AR/VR microdisplays.  We held a final design review with a consumer customer in July for a very high resolution VR microdisplay. During the quarter, we also completed work on a 120Hz-capable, compact interface for our 2k x 2k display which demonstrates the highest brightness and resolution in the market today.  We continue to believe that our direct patterning (dPdTM) technology will be key to the acceptance of our displays in the consumer AR/VR market with consumer electronics companies and advancing our discussions with potential mass production and licensing partners.”

“Our backlog at the end of June was $10.3 million, an increase of $0.5 million from the end of 2017 despite our increase in sales.  While our backlog may vary based on the timing of new orders and scheduled shipment dates, we are encouraged by the strong demand for our OLED microdisplays and expect our gross margins to expand as our volumes increase and as we continue to enhance our manufacturing processes and achieve additional yield improvements,” concluded Mr. Sculley.

Business and Product Highlights

•

We are progressing with the OLED upgrade to a production helmet for a multi-service, multi-country, fixed wing aircraft program.  Our OLED displays will be replacing the LCD displays currently employed in these helmets. Displays required for Initial Operational Capability will begin deliveries in the fourth quarter. All phases of this program are on schedule and continue to progress toward Limited Rate Initial Production in 2019.

•	We continue to make progress towards improving our dPd technology and we recently achieved a maximum brightness of more than 7,500 nits in full color, surpassing our previous brightness of 5,300 nits.

•	We completed the design review phase for a next generation AR/VR microdisplay and expect that the first prototype, which will use our dPd technology, will be ready in early 2019.

•	We received an order totaling $398,000 in support of the Javelin Missile program Command Launch Unit (CLU). The customer has scheduled a follow-on order worth over $795,000 for the fourth quarter.

•

We supported several prime contractors with display deliveries for pre-production units for the US Army Enhanced Night Vision Goggle – Binocular (ENVG-B) program. This program is expected to shift to production in early 2019 with an overall acquisition objective of 190,000 systems over a 7-year period.

•

We continued to support a major US Army helicopter helmet upgrade program to retrofit high brightness microdisplays into the current fielded helmet. We delivered final displays for test helmets, with ground and flight tests scheduled for the third quarter.

•

We received a $245,000 contract from the US Army for an OLED display production and yield improvement project. Three additional projects totaling $585,000 were awarded in July for total awards for 2018 of $830,000.

Discontinuation of Consumer Night Vision Products

The Company has decided to discontinue its two consumer night vision products, BlazeSpark and BlazeTorch. It was determined that the engineering, marketing and managerial resources needed to advance these products could be better utilized focusing on the Company’s core business.  As a result, the Company recorded a write-down of $2.7 million, or $0.06 per share, in the second quarter related to consumer night vision products inventory and production tooling. This impairment charge is reflected in the Company’s cost of revenues for the quarter.

Quarter Results

Revenues for the second quarter of 2018 grew 34% to $7.1 million, an increase of $1.8 million from revenues of $5.3 million reported a year ago and up sequentially by $0.2 million from the first quarter of 2018.

Product revenues increased 34% to $6.2 million compared to $4.7 million in the second quarter of 2017. The increase in product revenue was due to growth from U.S. and foreign military programs and to a larger proportion of sales of displays with higher average unit prices.  Contract revenues totaled $0.9 million in the second quarter of 2018 compared to $0.6 million in the same quarter of last year. The increase in contract revenue was primarily due to acceleration of consumer development work, the addition of several military contracts and work performed in connection with the receipt of U.S. Government funding for yield improvement projects.

Overall gross margin for the second quarter included the impact of the one-time write-off of the consumer night vision products inventory. Excluding the impairment charge of $2.7 million, the gross margin was 40% compared to 24% in the prior year period. The increase in gross margin excluding the impairment charge was primarily due to increased volumes and product revenue, higher average selling prices, and favorable contract revenue gross margin in the 2018 period.

Operating expenses for the second quarter of 2018, including R&D expenses, were $3.8 million compared to $3.3 million in the second quarter of 2017.  Operating expenses as a percentage of sales declined to 53% in the second quarter compared to 63% a year ago. The increase in operating expenses was due to higher R&D expenses associated with the ongoing development of the Company’s dPd technology as well as costs incurred to improve manufacturing processes.  SG&A expenses declined to 29% of net revenue in the second quarter, or $2.0 million, reflecting a more normalized run rate following the higher level of expenses incurred in the first quarter of 2018 associated with the negotiation of consumer initiatives.

Operating loss for the second quarter was $3.6 million inclusive of the $2.7 million write-down of the consumer night vision products inventory, versus an operating loss of $2.1 million in the second quarter of last year. Excluding the impairment charge, the operating loss was $955 thousand.

Other expense for the second quarter was $1.4 million and was primarily related to the non-cash expense related to the fair value of warrants outstanding. Net loss for the second quarter of 2018, inclusive of the $2.7 million for the night vision products inventory impairment charge and $1.4 million for the warrant liability revaluation, was $5.1 million, or $0.11 per diluted share, compared to a net loss of $2.3 million, or $0.07 per diluted share, in the second quarter of 2017.  The adjusted net loss for the second quarter of 2018 excluding the impairment charge and the warrant liability revaluation was $1.0 million, or $0.02 per diluted share.

Non-GAAP Adjusted EBITDA for the quarter was negative $2.9 million.  Excluding the night vision products inventory impairment charge of $2.7 million, Adjusted EBITDA for the quarter would have been negative $306 thousand in comparison to Adjusted EBITDA of negative $1.5 million in the prior year period.

As of June 30, 2018, the Company had cash and cash equivalents of $8.7 million, working capital of $11.3 million, no outstanding borrowings and borrowing availability under the ABL facility of $3.7 million.

Conference Call Information

A conference call and live webcast will begin today at 9:00 am ET. An archive of the webcast will be available one hour after the live call through September 9, 2018. To access the live webcast or archive, please visit the Company’s website at ir.emagin.com  or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin’s microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs.  More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance.  Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in eMagin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and Report on Form 10-Q for the period ended June 30, 2018.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance.  The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements.  Management believes that these adjusted measures reflect the essential operating activities of the Company.  A reconciliation of non-GAAP financial information appears below.

EMAGIN CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30,	December 31,
	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,663	$3,526
Accounts receivable, net	3,481	4,528
Unbilled accounts receivable	947	406
Inventories	7,814	8,640
Prepaid expenses and other current assets	715	1,328
Total current assets	21,620	18,428
Equipment, furniture and leasehold improvements, net	8,403	8,553
Intangibles and other assets	336	326
Total assets	$30,359	$27,307

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,135	$1,714
Accrued compensation	1,658	1,557
Revolving credit facility, net	—	3,808
Common stock warrant liability	4,614	784
Other accrued expenses	1,490	719
Deferred revenue	—	765
Other current liabilities	408	469
Total current liabilities	10,305	9,816

Commitments and contingencies (Note 9)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of June 30, 2018 and December 31, 2017	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued 45,273,339 shares, outstanding 45,111,273 shares as of June 30, 2018 and issued 35,182,589 shares, outstanding 35,020,523 shares as of December 31, 2017	45	35
Additional paid-in capital	254,425	244,726
Accumulated deficit	(233,916)	(226,770)
Treasury stock, 162,066 shares as of June 30, 2018 and December 31, 2017	(500)	(500)
Total shareholders’ equity	20,054	17,491
Total liabilities and shareholders’ equity	$30,359	$27,307

EMAGIN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:

Product	$6,216	$4,655	$12,079	$9,036
Contract	850	605	1,854	2,293
Total revenues, net	7,066	5,260	13,933	11,329

Cost of revenues:

Product	3,971	3,658	8,330	7,116
Contract	299	353	827	1,146
Impairment of Consumer Night Vision inventory	2,690	—	2,690	—
Total cost of revenues	6,960	4,011	11,847	8,262

Gross profit	106	1,249	2,086	3,067

Operating expenses:

Research and development	1,720	1,177	3,351	2,511
Selling, general and administrative	2,031	2,158	4,943	4,616
Total operating expenses	3,751	3,330	8,294	7,127

Loss from operations	(3,645)	(2,081)	(6,208)	(4,060)

Other income (expense):
Change in fair value of common stock warrant liability	(1,427)	—	(924)	—
Interest expense, net	(30)	(188)	(72)	(223)
Other income, net	37	(1)	58	14
Total other income	(1,420)	(189)	(938)	(209)
Loss before provision for income taxes	(5,065)	(2,270)	(7,146)	(4,269)
(Provision) benefit for income taxes	—	—	—	—

Net loss	$(5,065)	$(2,270)	$(7,146)	$(4,269)

Loss per share, basic	$(0.11)	$(0.07)	$(0.16)	$(0.13)
Loss per share, diluted	$(0.11)	$(0.07)	$(0.16)	$(0.13)

Weighted average number of shares outstanding:

Basic	45,111,273	33,019,478	43,691,117	32,320,527

Diluted	45,111,273	33,019,478	43,691,117	32,320,527

Non-GAAP Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net income (loss)	$(5,065)	$(2,270)	$(7,146)	$(4,269)
Non-cash compensation	130	116	335	330
Change in fair value of common stock warrant liability	1,427	—	924	—
Depreciation and intangibles amortization expense	482	495	950	981
Interest expense	30	188	72	223
Provision for income taxes	—	—	—	—
Adjusted EBITDA	$(2,996)	$(1,471)	$(4,865)	$(2,735)

Source: eMagin Corporation

CONTACT:

eMagin Corporation

Jeffrey Lucas, Chief Financial Officer

845-838-7931

jlucas@emagin.com

Affinity Growth Advisors

Betsy Brod

212-661-2231

betsy.brod@affinitygrowth.com